Exhibit 99.1

                     Dragon Announces a Proposed Merger with
              a Profitable, Fully-integrated Pharmaceutical Company

Vancouver,  British Columbia - March 24, 2004 - Dragon Pharmaceutical Inc. (TSX:
DDD, OTC BB: DRUG) ("Dragon") is pleased to announce that it has entered into a letter of intent to combine with Oriental Wave Holding Ltd ("Oriental Wave") and its subsidiary (together as "Oriental Wave Group") in a merger by which Dragon shareholders would own 31.65% of the new entity and Oriental Wave Holding Ltd. shareholders would own 68.35% of the new entity. ("Proposed Transaction") Completion of the Proposed Transaction is subject to a number of conditions including the completion of a definitive agreement and all required regulatory and shareholder approvals. Dragon and Oriental Wave are unaffiliated and the terms of the Letter of Intent were negotiated at arm's length.

Oriental Wave Holding Ltd, incorporated in the British Virgin Islands, is a privately held company that is a sole shareholder of a China-based pharmaceutical company, which is primarily engaged in the production of chemical intermediates and active pharmaceutical ingredients, formulation, marketing and sale of generic drugs. Oriental Wave Group currently has 2 Chinese State Food and Drug Administration ("SFD&A") certified GMP production facilities on stream: a pharmaceutical facility with a capacity of producing 1.6 billion tablets and capsules, 80 million injectables and 10 million suppositories per year as well as a chemical plant producing clavulanic acid by a fermentation process. A third facility is under construction for the production, by fermentation, of 7-ACA, an intermediate for Cephalosporin antibiotics. Oriental Wave Group has a total of approximately 280 drug approvals from the SFD&A of which about 35, mainly anti-infectious drugs, were actively exploited in China in 2003.

Based on the financial statements prepared by the management of Oriental Wave Group, the company in 2003 had consolidated revenues of US$26 million (2002:
US$11.2 million), earnings of US$7.6 million (2002: net loss of US$ 0.24 million) and a net profit margin of 29%. In 2003, all the revenues were entirely generated by the Chemical Drug Division of the company as the brand new Chemical Intermediate Division commenced its production only in January, 2004. An audit of management's numbers is being completed under U.S. GAAP by a U.S. Registered Public Accounting firm. It is expect that this audit will be completed within 2 weeks.

On completion of the Proposed Transaction, Dragon's rHu Erythropoietin (EPO) business and the production facility in Nanjing, China will become the core foundation of the Biotech Division of the combined company which will be organized into three major divisions: a Chemical Drug Division, a Chemical Intermediate Division and a Biotech Division with 3 existing SFD&A certified GMP manufacturing facilities and the fourth facility under final construction. In addition, the combined company will also have an extensive sales and marketing network in China which will give a boost to Dragon's local EPO sales. In return, the commercial ties of Dragon established over the years for the sale of EPO and the registration expertise in a large number of international markets will be decisive for the international sales and marketing of Oriental Wave Group products.

"We are very excited about this project and highly satisfied to enhance the visibility of Dragon's medium and long term prospect by merging two companies that draw their strengths from the same basic activity but are complementary when it comes to products. The merged entity will enjoy a strong financial foundation, access to the financial markets through the existing listings on Toronto Stock Exchange and OTC Bulletin Board, a sizeable sales force in China and international market exposure creating significant growth and value creation opportunities by offering substantial operational improvements and immediate cost synergies." said Dr. Alexander Wick, President and CEO of Dragon. "The combined company intends to create significant synergies by benefiting from the competitive advantages of both Dragon and Oriental Wave Group while sharing a joint vision of aiming at both the Chinese market and international market opportunities with diverse and proven product lines of substantial growth prospect."

Subject to fulfillment of all conditions, Dragon is targeting to have the Proposed Transaction completed by the third quarter of 2004. However, no assurance can be given that definitive documentation will be executed or, that once documentation is executed, the transaction will be consummated. Detailed information regarding the transaction, the business of Oriental Wave and its subsidiary and its financial statements will be prepared and circulated to the shareholders of Dragon in connection with a general meeting of shareholders which would be convened to approve the transaction.

About Dragon Pharmaceutical Inc.
Dragon Pharmaceutical Inc. is an international biopharmaceutical company headquartered in Vancouver, Canada, with a GMP production facility in Nanjing, China. The Company develops and commercializes human proteins for therapeutic use. Dragon's EPO is currently approved to treat anemia due to renal failure and surgery in China, India, Brazil, Egypt, and Peru. Additional regulatory submissions are in progress throughout Central and Eastern Europe, Asia, Latin America, the Middle East and Africa.

About Oriental Wave Holding Limited.
Oriental Wave Holding Limited is a privately held holding company of a pharmaceutical company in China, with two GMP production facilities for chemical drugs and chemical intermediates and one production facility for chemical intermediates under construction.

Forward Looking Statement:
Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: All statements, other than historical facts, included in the foregoing press release are forward-looking statements. These forward looking statements include, but are not limited to management's belief that the combined company's products will be accepted in the international market and the combined company will be able to create new generic drugs. Forward-looking statements are not guarantees of future performance. They involve risk, uncertainties and assumptions including risks discussed under "Risks Associated With Dragon Pharmaceuticals" in the Company's annual report on Form 10-KSB, SEC File No.: 0- 27937and other documents filed with the SEC. The Company does not undertake the obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

For further information, please contact Garry Wong (email: ir@dragonbiotech.com) at (604) 669-8817 or toll free 1-877-388-3784 or visit our web site at www.dragonbiotech.com